NEUBERGER	BERMAN

August 2022

URGENT: YOUR VOTE IS CRITICAL

Re: Your investment in one or more of the funds listed below:

Equity Income Fund

Real Estate Fund

Small Cap Growth Fund

Sustainable Equity Fund

Dear Shareholder,

We have been attempting to reach you in an effort to secure your vote on an important matter pertaining to your investment in one or more of the Neuberger Berman Funds listed above. We apologize for the continued outreach, but our previous attempts to contact you have been unsuccessful.

We have engaged the services of Broadridge Financial Solutions to assist us with contacting our shareholders. Accordingly, please contact Broadridge Financial Solutions at your earliest convenience at 1-833-757-0738, Monday through Friday between the hours of 9:00am to 10:00pm Eastern Time.

This matter is very important and will take only a moment of your time. Our helpful agents are standing by to assist you. Agents will ask for your name and address in order to locate your account and take you through the process to secure your vote. You will not be asked for an account number or any other sensitive financial information.

Thank you in advance for your assistance with this matter. We truly appreciate your investment and your vote.

Sincerely,

Vice President & Chief Operating Officer

Neuberger Berman Funds